Exhibit 99.2

Oyster Point Pharma Announces Closing of Initial Public Offering

PRINCETON, N.J. – November 5, 2019 – Oyster Point Pharma, Inc., a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, announced the closing of its initial public offering of 5,750,000 shares of its common stock at a price to the public of $16.00 per share, which includes 750,000 shares sold upon full exercise of the underwriters’ option to purchase additional shares of common stock. The shares began trading on The Nasdaq Global Select Market on October 31, 2019 under the symbol “OYST.” All of the shares were offered by Oyster Point Pharma. The aggregate gross proceeds to Oyster Point Pharma from the offering, before deducting underwriting discounts and commissions and other offering expenses, were approximately $92.0 million.

J.P. Morgan Securities LLC, Cowen and Company, LLC and Piper Jaffray & Co. acted as joint book-running managers for the offering.

The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or by emailing prospectus-eq_fi@jpmchase.com; Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, by email at PostSaleManualRequests@broadridge.com or by telephone at (833) 297-2926; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, via telephone at (800) 747-3924 or via email at prospectus@pjc.com.

A registration statement relating to the offering has been filed with the United States Securities and Exchange Commission and was declared effective on October 30, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oyster Point Pharma

Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01, a highly selective nicotinic acetylcholine receptor (nAChR) agonist, is being developed as a nasal spray to treat the signs and symptoms of dry eye disease. Dry eye disease is a chronic, progressive condition that impacts more than 30 million Americans and is growing in prevalence. OC-01’s novel mechanism of action re-establishes tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the Lacrimal Functional Unit (LFU).

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Media contact:

Lisa Rivero

Syneos Health

(781) 425-4676

media@oysterpointrx.com